EXHIBIT 99.1

Consolidated Graphics

Financial Results - June Quarter - 1Q 2005 Conference Call

Wednesday, July 28, 2004

Financial Dynamics:

Thank you, and good morning everyone.  Welcome to the Consolidated Graphics Conference Call.  During the call, management will discuss the Company’s results for the first quarter ended June 30, 2004.  You may receive a copy of today’s press release by calling Financial Dynamics at 212-850-5600 or by visiting Consolidated Graphics’ Web site.

This conference is being broadcast live on the Internet at www.consolidatedgraphics.com and a subsequent archive will be available.  Before we begin, I would like to remind everyone that remarks made by management during the course of this morning’s call contain forward-looking statements, which involve known and unknown risks, uncertainties or other factors that could cause actual results to differ materially from results, performance or other expectations implied by these forward-looking statements.

Consolidated Graphics’ expectations regarding future sales and profitability assume, among other things, stability of the economy and reasonable growth in the demand for its products, the continued availability of raw materials at affordable prices, retention of its key management and operating personnel, as well as other factors detailed in the Consolidated Graphics’ filings with the Securities and Exchange Commission.

Forward-looking statement assumptions or factors stated or referred to on this conference call are based on information available to Consolidated Graphics as of today.  Consolidated Graphics expressly disclaims any duty to provide updates to these forward-looking statements, assumptions, or other factors after the date of this call to reflect the occurrence of events, circumstances, or changes in expectations.

During the course of this call, management of the Company may reference certain non-GAAP financial performance measures.  Managements’ opinion regarding the usefulness of such measures together with the reconciliation of such measures for the most directly comparable GAAP measures are included in the Company’s earlier filing today with the Securities and Exchange Commission.

Now, with these formalities out of the way, I would like to turn the call over to Joe Davis, Chairman and Chief Executive Officer.  Joe, you may begin.

Joe Davis:

Thank you, and good morning everyone.  With me on the call today is Chris Colville, Executive Vice President and Chief Financial Officer.

This morning we released financial results for the June quarter.  Overall, I am pleased with these results.  They demonstrate that we are realizing the benefit of our initiatives to operate efficiently and focus on revenue growth, thereby enabling us to capitalize on the steady improvements in the economy and the positive momentum we are seeing in our markets.

During the quarter, we continued to exceed expectations over the prior year across many areas of our business and were able to improve operating margins for the fifth consecutive quarter.

Sales for the quarter were $181.5 million, up 9.5% over the prior year.  This sales level was slightly down from the March quarter, but nevertheless reflects a second consecutive quarter of strong internal sales growth.  Internal growth for the quarter was 5% and I am pleased to report that it was driven by both national and local market sales growth.  Acquisitions accounted for 4.5% our sales growth.

Operating margins were up sharply to 6.9%, compared to 6.3% in the March quarter and 4.7% in the year ago period.  Leverage from our business model in an improving economic and industry climate accounted for this increase.  As stated in our announcement this morning, our June quarter operating margins were at their highest level in the past eleven quarters, and with five consecutive quarters of improvement, are heading in a direction I like.

Net income increased to $6.8 million, or $.48 per diluted share, exceeding our previous forecast for the quarter as well as our results in the March and year-ago quarters.  In fact, our June diluted earnings per share were our highest earnings level going back fourteen quarters.

We continue to focus on operating the business efficiently while successfully executing on our growth initiatives.  Let me share some examples with you.

Our Eastwood Printing acquisition in March brought unique capabilities to our organization.  Eastwood Printing is a nationally-known leading printer of large-format maps.  It is capable of printing and folding virtually any size of highway, street or metropolitan transit map.  To leverage this capability, and as an indication of how our business model and acquisition strategy fit together, in the June quarter we initiated certain capital investments to improve Eastwood’s efficiency and customer service capability.  Specifically, we purchased a 1st of its kind folder able to run up to 3 times the speed of our current folders as well as perform European and other folds currently not available in this country.  Through a series of national sales meetings for our 600 salespeople in May and June, we introduced Eastwood’s unique capabilities to them.  We have experienced a 150% increase in quoting activity since these meetings.  As was the theme in our annual report - this is the Power of Scale.

We made total capital investments in the quarter totaling $6.5 million.  Reflecting our business momentum, we expect that capital expenditures for the year will likely be $25 million for the current year, up from $20 million we previously forecasted.  Included in these capital expenditures will be four new sheetfed presses at our locations in Raleigh-Durham, Milwaukee, Chicago, and Cleveland - locations where business has been particularly strong in recent quarters.  In addition, the number of Xerox iGen3 digital presses we operate now totals 8.  Xerox is helping us market the capabilities of this new technology.  They also made group presentations and met with our salespeople individually at each of the national sales meetings we had in the June quarter.  Overall, I am pleased with the business development that is occurring as a result of our digital printing investments.

I am pleased with the progress that is being made by our National Sales team in the four areas of sales growth and business development that they have been charged with.  The first area is national sales – as I’ve said before, with our unmatched national footprint, we should be the first choice for large corporations who purchase printing throughout the country and want to consolidate their control over their printing dollars and procurement process.  In the June quarter, National Sales were $800,000 higher than in the June quarter a year ago, and I am expecting even better results in the future, as the team is working on many new opportunities at the present time.

The second area was marketing.  We now have a new capabilities brochure and a new Web site that consistently brands our national presence.  These tools were very well received at our national sales meetings, which is one of the components of the third area – sales training and development.  At these meetings, our salespeople were able to learn first-hand about our breadth of services and capabilities, from CGXSolutions to digital and web printing, point-of-purchase displays, maps and fulfillment services, and many, many more.

The fourth area is cross-selling, which is our term for our locations using sister-location capabilities and the internet-based print ordering tools offered by CGXSolutions to grow their sales.  The National Sales team, which includes the CGXSolutions sales and service team, are responsible for facilitating the development of cross-selling opportunities.  In the June quarter, we saw a 20% percent increase from the year ago period in cross-selling business, while CGXSolutions reported a 7% growth in installed sites.

On the acquisition landscape, we have been very busy with negotiations on several promising opportunities and continue to see a pick-up in the number of new acquisition opportunities.  Our balance sheet is strong and can support an acquisition strategy that is aggressive yet disciplined.  I expect that we will have one or more announcements in this quarter as a result of the efforts of our acquisition team since the Eastwood Printing transaction in March.

Finally, this past weekend we completed our 5th annual national associates meeting for our Leadership Development Program.  As a reminder, our Leadership Development Program is a unique, hands-on sales and management training program for college graduates we recruit from major universities across the country.  The dynamic combination of intelligence, energy and attitude I saw at this meeting reconfirmed to me that this program is the single best investment we have ever made for the long-term success of Consolidated Graphics.  I am proud of the contribution the 200 past and present participants in this program are making to our company.

I will now turn the call over to Chris Colville who will provide you with additional quarterly financial information.

Chris Colville:

Thank you, Joe, and good morning everyone.  As Joe has previously discussed the income statement highlights, I will review balance sheet and cash flow highlights and reiterate the September quarter guidance reflected in this morning’s release.

We remain a very financially strong company.  Total debt at June 30, 2004 was $113.7 million.  While taking into account $1.8 million expended and $5.1 million of debt assumed in connection with prior year acquisitions, our debt increased by only $2.3 million from the March quarter.  Over the last twelve months, we have reduced our total debt by $32.6 million, or 22%.

Our debt at June 30 consisted of $31.4 million of floating rate bank debt bearing interest currently at 3.2%, fixed rate term equipment notes totaling $69.4 million bearing interest at 5.7%, and $13.0 million of mortgages, industrial revenue bonds and other instruments bearing interest in the aggregate at 4.1%.  Unused capacity on our primary bank revolving credit facility is $123.8 million, and our pricing on that facility remains at 125 basis points over LIBOR.

Included in our quarterly filing with the Securities and Exchange Commission this morning were reconciliations and the basis for our discussion of certain non-GAAP financial measures, including EBITDA and Free Cash Flow.  Please refer to this filing for additional information.

EBITDA in the June quarter was $21.9 million, up $1.4 million from the March quarter and our third consecutive quarter above the $20 million threshold.  With this improvement, trailing twelve month EDITDA now exceeds the $80 million threshold at $81.0 million.

Cash flow from operations in the June quarter was $7.8 million and after subtracting the $6.5 million of capital expenditures mentioned earlier by Joe, free cash flow was $1.3 million for the quarter, and for the trailing twelve months was $43.5 million.  In the June quarter, cash flow from operations, and therefore free cash flow, was adversely impacted by a $10.0 million change in certain components of our working capital, primarily attributable to the timing of our payroll cycles.  We will recover this amount in this fiscal year.

Let me explain.  Specifically, in the past year and in connection with an initiative to drive additional efficiencies in our overhead structure, we converted to a centralized payroll ASP environment and, in connection with that conversion, put all of our employees throughout the company on the same two week payroll cycle.  This has been a very successful implementation for us and enabled us to reduce payroll processing costs significantly.  However, depending on the timing of the cycle relative to quarter end, we could have a material swing in the number of payroll days accrued, which happened this quarter.  We were near the maximum number of days to be accrued at March 31, 2004 and about at the mid-point at June 30.  Looking at the calendar for the rest of this year, we will revert close to the maximum at both September 30 and March 31.  The December quarter is a little more than the mid-point.  All things considered then, we will be cash flow neutral for the full year with respect to our payroll accrual despite the June circumstance.  In total, payroll-related accruals accounted for approximately $7 million of the $10 million change reflected in our cash flow statement.  The remainder was a $3 million reduction in accounts payable which is attributable to slight seasonal fluctuations in business levels within the quarter and should, by our March year-end, revert  to the normal seasonal level at that time, all other things being equal.

Turning to our guidance for the September quarter, our revenue forecast of $186 million contemplates an internal growth rate of 3.7%, down from the June quarter and more in-line with expected growth rates in the general economy, due to the fact that industry conditions started to measurably improve in the September quarter a year ago, thus raising the bar for measurement of comparables.  While we are hopeful that we can gain further leverage on operating margins, we are not yet ready to forecast that, therefore our $.50 estimate for diluted earnings per share is based on a sequentially flat operating margin of 6.9%.

Also, at this earnings level, EBITDA is projected to be sequentially flat at $22 million, with a Free Cash Flow of approximately $14 million.

I would now like to turn the call back over to Joe to open the call for questions.

Joe Davis:

Thank you, Chris.  Operator, we are now available for any questions.

Q & A Period

Joe Davis:

Thank you operator.  As I stated earlier in the call, I am pleased with the results of the June quarter.  We are optimistic about the improvements in our markets and confident in the strength of our business model.  We look forward to reporting on September quarter results to you on October 27th.  We appreciate the continued support of our customers, employees and shareholders.